Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Jushi Holdings Inc.
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-278728) and the Registration Statement on Form S-3 (File No. 333-281867) of Jushi Holdings Inc. (“the Company”) of our report dated March 31, 2026, relating to the consolidated financial statements of the Company, which report appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

We also consent to the reference to our firm under the caption “Experts” in the prospectuses constituting part of such Registration Statements.

/s/ Macias Gini & O'Connell LLP
Irvine, California
July 31, 2026